Exhibit 5

Abrahams Kaslow & Cassman LLP

8712 West Dodge Road, Suite 300

Omaha, Nebraska 68114-3419

(402) 392-1250

March 31, 2003

Board of Directors

CSG Systems International, Inc.

7887 East Belleview Avenue, Suite 1000

Englewood, Colorado 80111

RE:	CSG Systems International, Inc. (the “Company”) 2001 Stock Incentive Plan

Gentlemen:

We have acted as your counsel in connection with the registration, on a Registration Statement on Form S-8 (the “Registration Statement”) under the Securities Act of 1933, as amended, of 500,000 shares of the Company’s Common Stock, $0.01 par value per share (the “Stock”), to be issued by the Company pursuant to the Company’s 2001 Stock Incentive Plan (the “Plan”). We have reviewed the Registration Statement, the certificate of incorporation and by-laws of the Company, corporate proceedings of the Board of Directors of the Company relating to the issuance of such shares of Stock, and such other documents, corporate records, and matters of law as we have deemed necessary to the rendering of the opinions expressed below.

Based upon the foregoing, we are of the opinion that the 500,000 shares of Stock to be issued by the Company pursuant to the Plan are duly authorized and, when issued and paid for in the manner contemplated in the Plan, will be legally issued, fully paid, and non-assessable shares of Common Stock of the Company.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement.

Very truly yours,

ABRAHAMS KASLOW & CASSMAN LLP

By: /s/    Howard J. Kaslow

HJK:clm